UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

WYNN RESORTS, LIMITED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Filed by Wynn Resorts, Limited

Pursuant to Rule 14a-6(b)

of the Securities Exchange Act of 1934

Commission File No.: 000-50028

Wynn Resorts, Limited

April 08, 2015

Dear Fellow Stockholders,

The Wynn Resorts’ 2015 Annual Meeting of Stockholders, which is being held on April 24, 2015, is just weeks away. We are writing to remind all stockholders to vote FOR the Company’s director nominees, Mr. John J. Hagenbuch and Mr. J. Edward Virtue, on the WHITE proxy card today and to discard any gold card they receive from Elaine Wynn.

WYNN RESORTS’ NOMINEES ARE HIGHLY QUALIFIED AND INDEPENDENT

Your Board’s Nominating and Corporate Governance Committee views Messrs. Hagenbuch and Virtue as the most qualified director candidates to serve on the Wynn Resorts Board. Both candidates are independent and objective businesspeople who contribute meaningfully to the Board’s work on behalf of all stockholders. Messrs. Hagenbuch and Virtue have a track record of using their diverse skills and experiences to bring fresh perspectives to the Board and engage frequently with senior Company executives to offer advice and counsel on market and financial strategies. Having each joined the Board in 2012, they are important participants in the Board’s strategy to refresh the Board’s composition and enhance its independence.

John J. Hagenbuch Brings Extensive Real Estate, Land Development and International Investment

Expertise to the Board

John J. Hagenbuch has deep corporate strategy and financial expertise gained through more than three decades as a banker and private equity investor. As the Co-founder, Chairman and Chief Executive Officer of M&H Realty Partners and WestLand Capital Partners, two real estate investment firms, Mr. Hagenbuch has built a track record of successful real estate investment and land development and investment. These experiences allow Mr. Hagenbuch to contribute to the Board’s strategic oversight of Wynn’s pursuit of development opportunities in new geographies. In addition, having served as a partner of private equity firm Hellman & Friedman, and an investment banker at Salomon Brothers, Mr. Hagenbuch possesses the extensive knowledge and experience in corporate finance and capital markets necessary to help guide the Company in today’s volatile financial environment.

During his three-year tenure as a director on the Board, Mr. Hagenbuch has served on the Board’s Compensation and Audit Committees.

J. Edward Virtue Brings Deep and Diverse Financial and Capital Markets Expertise to the Board

J. Edward Virtue brings extensive corporate finance and capital markets experience to the Board. As the Founder and Chief Executive Officer of MidOcean Partners, an alternative asset management firm, and the former Chief Executive Officer of DB Capital Partners, a captive merchant bank where he oversaw the bank’s $35 billion direct investment portfolio, Mr. Virtue possesses the financial acumen required to help oversee the Company’s financial strategy and its strategic investments around the globe. In addition, Mr. Virtue’s experiences as the former President of BT Alex. Brown Incorporated, Executive Vice President and Head of Global Finance at Bankers Trust and Senior Vice President at Drexel Burnham Lambert have equipped him with sophisticated and broad experience within the gaming industry as well as insights on capital markets issues faced by global resort and gaming companies.

During his three-year tenure on the Wynn Resorts Board, Mr. Virtue has served as the Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee.

THE CORPORATE GOVERNANCE COMMITTEE WILL NAME ONE OR MORE DIVERSE DIRECTORS

TO THE BOARD BY THE END OF 2015

The Wynn Resorts Board is taking steps to enhance the Board’s independence, broaden its skills and experience and increase its effectiveness. As stated in the Company’s proxy materials, over the coming year, the Corporate Governance Committee will search for new independent director candidates and, upon identifying suitable director candidates, will increase the Board’s size accordingly. In response to questions from our stockholders, and in keeping with our commitment to sound and effective corporate governance, the Board has declared that it will prioritize women and diverse candidates in its search, and will name one or more qualified and independent directors to the Board by the end of 2015.

YOUR VOTE IS IMPORTANT -- VOTE THE WHITE CARD TODAY

The Board of Directors recommends that you vote FOR Mr. John J. Hagenbuch and Mr. J. Edward Virtue, the two director nominees named in the Company’s proxy statement, and on the other matters as recommended in the Company’s proxy statement. Please vote the WHITE proxy card or follow the directions on the WHITE proxy card to vote your shares.

The Board of Directors strongly urges you not to return or otherwise vote any GOLD proxy card sent to you by Ms. Elaine Wynn. If you have previously submitted a gold proxy card, you can revoke that proxy by using the enclosed WHITE proxy card to vote your shares today by telephone, by Internet or by signing, dating, marking and returning the enclosed WHITE proxy card. Only your last-dated proxy will count. Whether or not you plan to attend the Annual Meeting, you are encouraged to cast your vote as promptly as possible by following the instructions on the WHITE proxy card. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held through an intermediary, such as a bank, broker or other nominee, unless you provide voting instructions to such person, your shares will not be voted on most matters being considered at the Annual Meeting and your vote is therefore especially important.

Sincerely,

Robert J. Miller

Independent Presiding Director

Chairman, Nominating and Corporate Governance Committee

Wynn Resorts, Limited

If you have questions about how to vote your shares on the WHITE proxy card, or need additional assistance, please contact the firm assisting us in the proxy solicitation:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Stockholders Call Toll-Free: (877) 732-3619

Banks and Brokers Call Collect: (212) 269-5550

Email: wynn@dfking.com